UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Giordano, III                     Anthony
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  455 Brighton Avenue
--------------------------------------------------------------------------------
                                    (Street)

  Long Branch                         NJ                 07740
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       MONMOUTH COMMUNITY BANCORP (MMTH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                Senior Vice President, Chief Financial Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Incentive    $14.71  12/31/02          A         625          12/31/03 12/31/12 Common    625             625       D
Stock                                                                           Stock
Options                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Incentive    $14.71  12/31/02          A         625          12/31/04 12/31/12 Common    625             625       D
Stock                                                                           Stock
Options                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Incentive    $14.71  12/31/02          A         625          12/31/05 12/31/12 Common    625             625       D
Stock                                                                           Stock
Options                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Incentive    $14.71  12/31/02          A         625          12/31/06 12/31/12 Common    625             625       D
Stock                                                                           Stock
Options                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.29#                                           8/31/00  8/31/10  Common    2,315.25#      2,315.25#  D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.29#                                           8/31/01   8/31/10 Common    1,157.63#      1,157.63#  D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.29#                                           8/31/02  8/31/10  Common    1,157.63#      1,157.63#  D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.61*                                           8/31/02  8/31/11  Common    1,102.50*      1,102.50*  D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.61*                                           8/31/03  8/31/11  Common    1,102.50*       1,102.50* D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.61*                                           8/31/04  8/31/11  Common    1,102.50*       1,102.50* D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value
------------------------------------------------------------------------------------------------------------------------------------
Non-         $9.61*                                           8/31/05  8/31/11  Common    1,102.50*       1,102.50* D
Qualified                                                                       Stock
Stock                                                                           $0.01
Options                                                                         par value

====================================================================================================================================

Explanation of Responses:

     # As adjusted to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2000, December 31, 2001 and December 31, 2002.

     * As adjusted to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2001 and December 31, 2002.


      /s/ Anthony Giordano, III                              December 31, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.